Investor Relations Contact:
Mark A. Schwertfeger, Senior VP and Chief Financial Officer
(800) 365-2759

BRIGGS & STRATTON CORPORATION REPORTS
FISCAL 2018 FOURTH QUARTER AND FULL-YEAR RESULTS

Record commercial sales achieved in fiscal 2018;
2019 outlook contemplates mid-point sales growth of 7% (excluding storms) and profitability improvement

MILWAUKEE, August 15, 2018/PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) today announced financial results for its fiscal fourth quarter and year ended July 1, 2018.

For the fiscal 2018 fourth quarter:

•
Fiscal fourth quarter net sales were $502 million, an increase of $28 million or 5.8% from $474 million for the prior year. Continued high growth in commercial turf and lawn care, commercial job site, commercial engines and generators was offset by year-over-year softness in residential lawn and garden sales.

•
Quarterly GAAP gross profit margin of 21.6% and adjusted gross profit margin of 22.0% increased from gross profit margin of 21.3% last year driven by favorable sales mix due to higher sales of commercial offerings. Manufacturing efficiency improvements and higher pricing offset material and freight cost increases.

•
Fourth quarter GAAP net loss of $11.8 million included business optimization charges, pension settlement charges, senior note repurchase premiums, and the impact of implementing tax reform. Excluding these items, adjusted net income was $20.1 million, or $0.47 per diluted share, which was slightly higher than $0.46 per diluted share for the fourth quarter of fiscal 2017.

For the fiscal 2018 full year:

•
Fiscal 2018 net sales were $1.88 billion, up $95.2 million or 5.3% from $1.79 billion for fiscal 2017. The company set a new record for sales of commercial products, amounting to $505 million, an increase of 16% compared to last year.

•
Full year GAAP gross profit margin of 21.2% was down from 21.5% for fiscal 2017. Adjusted gross profit margin of 21.5% was comparable with last year. Products adjusted segment operating margins of 3.3% improved by 170 basis points from last year.

•
Full year GAAP net loss of $11.3 million, or $0.28 per diluted share, included business optimization charges, pension settlement charges, senior note repurchase premiums, and the impact of implementing tax reform. Excluding these items, adjusted net income was $55.8 million, or $1.29 per diluted share.

Capital allocation update:

•	Capital expenditures of $103 million were elevated from prior years to fund the business optimization program.

•	The company paid $24.0 million in cash dividends to shareholders during fiscal 2018.

•	The company repurchased $10.3 million of common stock under the company’s share repurchase program during fiscal 2018.

•	The capital structure was strengthened by making a $30 million voluntary pension plan contribution and repurchasing approximately $22.3 million of the company’s high yield senior notes.

“Ongoing robust shipments of commercial products sustained growth for the quarter and year, and demonstrated the effectiveness of our diversification strategy,” stated Todd J. Teske, Chairman, President and Chief Executive Officer. “We are very pleased with the growth in commercial job site products, supported by new customers and channels. Placement of our Vanguard commercial engines powering more applications remains solidly on track. Shipments of Ferris commercial mowers finished the quarter on an upward trend, as weather conditions improved. This growth offset weakness in residential sales, which resulted from a severely delayed mowing season from a prolonged wet and cold spring across much of North America, compounded by inventory reductions among mass retailers in Europe and the U.S. being taken in anticipation of brand transitions. While these issues presented a challenge to achieving our planned sales this season, we are confident in our ability to maintain our market-leading placement in residential engines next season, based on discussions with channel partners. There has been good progress to date with line reviews as consumers continue to recognize the Briggs & Stratton brand for its innovation and reliability. We are well positioned to benefit from recovery to a more normalized environment.”

Teske added, “I am pleased with the progress made in fiscal 2018 to position the company for improving performance. In addition to the contributions from the acquisition of assets of Ground Logic and recently Hurricane Power, we are on track with our business optimization initiatives to deliver $30-$35 million in annual profit improvement by 2021. We enter fiscal 2019 ramping up production in our new Ferris mower facility, which provides needed capacity and greater manufacturing efficiency. In addition, we will be increasing domestic production of Vanguard commercial engines, with the on-shoring of engines from overseas and strong customer demand for our expanded line of horizontal-shaft engines. Our upgraded ERP system successfully went live at the beginning of July, and we expect to begin accruing the benefits from a more streamlined platform. Taken together, we continue to expect to drive growth, efficiency and innovation as more people depend on Briggs & Stratton for power to get the job done.”

Fiscal 2019 Outlook:

•
Net sales are expected to be in a range of $1.93 billion to $1.99 billion for growth of approximately 2.5% to 5.8% (5.5% to 9.0% growth excluding storm-related sales of approximately $55 million for fiscal 2018)

◦
Markets for commercial products are expected to grow mid-single digits and we anticipate continued market share gains in the categories of commercial job site, commercial engines and commercial turf and lawn care, in addition to the benefit of the recent asset acquisitions.

◦
Residential sales, excluding fiscal 2018 storm volume, are expected to grow approximately 3% to 5%, which includes market improvement on more normal spring weather and some normalization of channel inventory levels in the U.S. and Europe.

◦	We expect to hold our market-leading residential engine placement for the upcoming lawn and garden season.

•
Net income is expected to be in a range of $58 million to $66 million, or $1.35 to $1.55 per diluted share, prior to the impact of costs related to our business optimization program, acquisition costs or the benefit of any share repurchases. This contemplates year-over-year midpoint growth of approximately 11%.

•
Operating margins before business optimization costs and acquisition costs are expected to be approximately 5.3% to 5.5%. Compared to fiscal 2018, operating margins are expected to improve due to favorable sales mix from growth of commercial products and business optimization program savings of $6 million to $8 million. Higher material and freight costs are expected to be offset by pricing, efficiency improvements and product cost improvements.

•
Interest expense is expected to be approximately $24.5 million and other income to be approximately $1 million, which includes approximately $2 million of pension expense that would have previously been reported in operating income.

•	Tax rate before business optimization costs and acquisition costs are expected to be in a range of 24% to 26%, which includes the benefit of a full fiscal year under tax reform.

•	The company anticipates capital expenditures to be approximately $65 million.

•
Pre-tax charges associated with the business optimization program are expected to be approximately $27 million to $32 million in fiscal 2019. Total program cost estimate remains unchanged at $50 million to $55 million.

Conference Call Information:

The company will host a conference call tomorrow at 10:00 AM (ET) to review the fourth quarter financial results. A live webcast of the conference call will be available on the company’s corporate website: http://investors.basco.com.

Also available is a dial-in number to access the call real-time at (877) 233-9136 and enter Conference ID 5254579. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (855) 859-2056 and enter the Conference ID to access the replay.

Non-GAAP Financial Measures:

This release refers to non-GAAP financial measures including “adjusted gross profit”, “adjusted engineering, selling, general, and administrative expenses”, “adjusted segment income (loss)”, “adjusted net income (loss)”, and “adjusted diluted earnings (loss) per share.” Refer to the accompanying financial schedules for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to certain GAAP financial measures.

Safe Harbor Statement:

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “plan”, “project”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for its products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom the company competes; changes in laws and regulations, including U.S. tax reform, changes in tax rates, laws and regulations as well as related guidance; changes in customer and OEM demand; changes in prices of raw materials and parts that the company purchases; changes in domestic and foreign economic conditions (including effects from the U.K.’s decision to exit the European Union); the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; the ability to realize anticipated savings from the business optimization program and restructuring actions; and other factors disclosed from time to time in the company’s SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. The company undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

About Briggs & Stratton Corporation:

Briggs & Stratton Corporation (NYSE: BGG), headquartered in Milwaukee, Wisconsin, is focused on providing power to get work done and make people's lives better. Briggs & Stratton is the world’s largest producer of gasoline engines for outdoor power equipment, and is a leading designer, manufacturer and marketer of power generation, pressure washer, lawn and garden, turf care and job site products through its Briggs & Stratton®, Simplicity®, Snapper®, Ferris®, Vanguard®, Allmand®, Billy Goat®, Murray®, Branco®, and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com and www.briggsandstratton.com.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations for the Periods Ended June
(In Thousands, except per share data)

	Three Months Ended June		Twelve Months Ended June
	FY2018	FY2017	FY2018	FY2017
NET SALES	$501,694	$474,105	$1,881,294	$1,786,103
COST OF GOODS SOLD	393,017	372,975	1,483,212	1,402,274
Gross Profit	108,677	101,130	398,082	383,829

ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	129,655	74,164	374,145	297,538
EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES	2,819	3,737	9,257	11,056
Income (Loss) from Operations	(18,159)	30,703	33,194	97,347

INTEREST EXPENSE	(6,153)	(5,135)	(25,320)	(20,293)
OTHER INCOME	745	927	3,227	2,607
Income (Loss) before Income Taxes	(23,567)	26,495	11,101	79,661

PROVISION (BENEFIT) FOR INCOME TAXES	(11,742)	6,768	22,421	23,011
Net Income (Loss)	$(11,825)	$19,727	$(11,320)	$56,650

EARNINGS (LOSS) PER SHARE
Basic	$(0.29)	$0.46	$(0.28)	$1.31
Diluted	$(0.29)	$0.46	$(0.28)	$1.31

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	41,947	42,063	42,068	42,178
Diluted	41,947	42,302	42,068	42,263

Supplemental International Sales Information
(In Thousands)

	Three Months Ended June		Twelve Months Ended June
	FY2018	FY2017	FY2018	FY2017
International sales based on product shipment destination	$102,069	$99,910	$534,607	$540,088

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets as of the End of June
(In Thousands)

CURRENT ASSETS:	FY2018	FY2017
Cash and Cash Equivalents	$44,923	$61,707
Accounts Receivable, Net	182,801	230,011
Inventories	411,831	374,879
Prepaid Expenses and Other Current Assets	39,651	22,844
Total Current Assets	679,206	689,441

OTHER ASSETS:
Goodwill	163,200	161,649
Investments	50,960	51,677
Other Intangible Assets, Net	95,864	100,595
Deferred Income Tax Asset	12,149	64,412
Other Long-Term Assets, Net	20,507	18,325
Total Other Assets	342,680	396,658

PLANT AND EQUIPMENT:
At Cost	1,175,165	1,104,583
Less - Accumulated Depreciation	753,085	739,703
Plant and Equipment, Net	422,080	364,880
	$1,443,966	$1,450,979

CURRENT LIABILITIES:
Accounts Payable	$204,173	$193,677
Short-Term Debt	48,036	—
Accrued Liabilities	131,897	136,701
Total Current Liabilities	384,106	330,378

OTHER LIABILITIES:
Accrued Pension Cost	189,872	242,908
Accrued Employee Benefits	20,196	21,897
Accrued Postretirement Health Care Obligation	30,186	35,132
Other Long-Term Liabilities	49,228	39,537
Long-Term Debt	199,954	221,793
Total Other Liabilities	489,436	561,267

SHAREHOLDERS' INVESTMENT:
Common Stock	579	579
Additional Paid-In Capital	76,408	73,562
Retained Earnings	1,071,480	1,107,033
Accumulated Other Comprehensive Loss	(252,272)	(300,026)
Treasury Stock, at Cost	(325,771)	(321,814)
Total Shareholders' Investment	570,424	559,334
	$1,443,966	$1,450,979

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In Thousands)

	Twelve Months Ended June
CASH FLOWS FROM OPERATING ACTIVITIES:	FY2018	FY2017
Net Income (Loss)	$(11,320)	$56,650
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	58,258	56,183
Stock Compensation Expense	6,675	4,923
Loss on Disposition of Plant and Equipment	1,915	857
Provision for Deferred Income Taxes	35,351	10,316
Equity in Earnings of Unconsolidated Affiliates	(12,230)	(11,056)
Dividends Received from Unconsolidated Affiliates	10,911	9,067
Pension Settlement	41,157	—
Pension Cash Contribution	(30,000)	—
Changes in Operating Assets and Liabilities:
Accounts Receivable	47,180	(41,655)
Inventories	(37,446)	11,204
Other Current Assets	(4,759)	(1,759)
Accounts Payable, Accrued Liabilities and Income Taxes	(10,345)	8,152
Other, Net	(2,624)	(12,538)
Net Cash Provided by Operating Activities	92,723	90,344

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(103,203)	(83,141)
Proceeds Received on Disposition of Plant and Equipment	339	1,027
Cash Paid for Acquisitions, Net of Cash Acquired	(1,800)	—
Proceeds on Sale of Investment in Marketable Securities	—	3,343
Increase to Restricted Cash	(4,295)	—
Net Cash Used in Investing Activities	(108,959)	(78,771)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Revolver	48,036	—
Long Term Note Payable	7,685	—
Debt Issuance Costs	(1,154)	—
Treasury Stock Purchases	(10,312)	(19,680)
Repayment of Long Term Debt	(22,261)	—
Payment of Acquisition Contingent Liability	—	(1,625)
Stock Option Exercise Proceeds and Tax Benefits	3,772	7,770
Payments Related to Shares Withheld for Taxes for Stock Compensation	(1,396)	(1,750)
Cash Dividends Paid	(23,951)	(24,054)
Net Cash Provided by (Used in) Financing Activities	419	(39,339)

EFFECT OF EXCHANGE RATE CHANGES	(967)	(366)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,784)	(28,132)
CASH AND CASH EQUIVALENTS, Beginning	61,707	89,839
CASH AND CASH EQUIVALENTS, Ending	$44,923	$61,707

SUPPLEMENTAL SEGMENT INFORMATION

Engines Segment:

	Three Months Ended June		Twelve Months Ended June
(In Thousands)	FY2018	FY2017	FY2018	FY2017
Net Sales	$275,775	$292,511	$1,066,318	$1,098,809

Gross Profit as Reported	$69,217	$70,663	$252,645	$262,036
Business Optimization	822	—	2,854	—
Adjusted Gross Profit	$70,039	$70,663	$255,499	$262,036

Gross Profit % as Reported	25.1%	24.2%	23.7%	23.8%
Adjusted Gross Profit %	25.4%	24.2%	24.0%	23.8%

Segment Income (Loss) as Reported	$(25,912)	$26,949	$10,678	$84,165
Business Optimization	46,671	—	53,913	—
Adjusted Segment Income	$20,759	$26,949	$64,591	$84,165

Segment Income (Loss) % as Reported	(9.4)%	9.2%	1.0%	7.7%
Adjusted Segment Income %	7.5%	9.2%	6.1%	7.7%

Fourth Quarter Highlights

•
Engine sales unit volumes decreased by 17%, or approximately 325,000 engines, in the fourth quarter of fiscal 2018 compared to the same period last year. Sales were lower due to certain channel partners decreasing their orders due to a delayed start of spring weather and to further reduce channel inventory in advance of anticipated brand transitions next season. Sales into Europe were also lower due to a delayed start of spring weather and certain channel partners reducing orders to lower channel inventory levels in advance of new emissions requirements applicable to engines beginning in calendar 2019. Partially offsetting the decrease were higher sales of Vanguard commercial engines and service parts as well as higher pricing year-over-year.

•
GAAP gross profit percentage compared to last year increased 90 basis points and adjusted gross profit margins were higher by 120 basis points due to favorable sales mix, including a higher proportion of commercial engine sales and service parts. Manufacturing efficiencies and higher pricing offset a 16% decrease in manufacturing volume and higher material and freight costs.

•
GAAP engineering, selling, general and administrative (ESG&A) compared to last year increased by $51.0 million primarily due to the $41.2 million non-cash fourth quarter pension settlement charge. Adjusted ESG&A increased $5.5 million compared to last year primarily due to the timing of incentive compensation expense, higher marketing costs and the investment in our ERP system upgrade.

Fiscal Year Summary

Net sales decreased by $32.5 million or 3.0% primarily due to declines in residential engine sales in North America and Europe due to the unusual spring weather and reductions in channel inventory. Partially offsetting the decrease were higher sales of Vanguard commercial engines and higher pricing. GAAP gross profit percentage decreased by 10 basis points. Adjusted gross profit percentage increased by 20 basis points compared to last year due to manufacturing efficiency improvements. The improvement in gross margins was offset by 8% lower production volumes. Efficiency gains and higher pricing offset material and freight cost increases. ESG&A costs increased $62.7 million. Adjusted ESG&A increased by $14.6 million, primarily due to $3 million of higher spending related to our ERP upgrade, higher marketing costs, and funding growth initiatives.

Products Segment:

	Three Months Ended June		Twelve Months Ended June
(In Thousands)	FY2018	FY2017	FY2018	FY2017
Net Sales	$250,162	$203,371	$904,007	$778,378

Gross Profit as Reported	$39,363	$30,066	$144,933	$121,141
Business Optimization	1,281	—	3,775	—
Adjusted Gross Profit	$40,644	$30,066	$148,708	$121,141

Gross Profit % as Reported	15.7%	14.8%	16.0%	15.6%
Adjusted Gross Profit %	16.2%	14.8%	16.4%	15.6%

Segment Income as Reported	$7,656	$3,353	$22,012	$12,530
Business Optimization	2,855	—	8,113	—
Adjusted Segment Income	$10,511	$3,353	$30,125	$12,530

Segment Income % as Reported	3.1%	1.6%	2.4%	1.6%
Adjusted Segment Income %	4.2%	1.6%	3.3%	1.6%

Fourth Quarter Highlights

•	Net sales increased by $46.8 million, primarily due to higher sales of commercial mowers and job site products as well as higher sales of generators and pressure washers.

•
The gross profit percentage increased by 90 basis points compared to last year. The adjusted gross profit percentage increased 140 basis points compared to last year primarily due to favorable sales mix on proportionately higher sales of commercial products and the benefit of a 5.5% increase in production throughput. Higher pricing offset higher material costs. Higher freight costs offset a portion of the margin improvement.

•
GAAP ESG&A increased by $4.5 million compared to last year and adjusted ESGA increased by $2.9 million due to higher commissions expense on increased sales volume and higher costs associated with investments to upgrade our ERP system and growing commercial offerings.

Fiscal Year Summary

•
Net sales increased by $125.6 million or 16%, primarily due to higher sales of commercial lawn and garden and job site equipment and generators. The active storm season this past year resulted in approximately $55 million of storm generator sales, or an increase of $40 million from storm sales in fiscal 2017. Gross profit percentage increased by 40 basis points compared to last year. Adjusted gross profit percentage improved by 80 basis points year over year due to the contribution margin from hurricane-related sales, favorable sales mix from proportionately higher sales of commercial products and higher pricing. The margin improvement was partially offset by a reduction in manufacturing throughput of approximately 3.5% and higher freight costs.

Non-GAAP Financial Measures
Briggs & Stratton Corporation prepares its financial statements using Generally Accepted Accounting Principles (GAAP). When a company discloses material information containing non-GAAP financial measures, SEC regulations require that the disclosure include a presentation of the most directly comparable GAAP measure and a reconciliation of the GAAP and non-GAAP financial measures. Management’s inclusion of non-GAAP financial measures in this release is intended to supplement, not replace, the presentation of the financial results in accordance with GAAP. Briggs & Stratton Corporation management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the company’s business trends and to understand the company’s performance. In addition, management may utilize non-GAAP financial measures as a guide in the company’s forecasting, budgeting and long-term planning process. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. The following tables are reconciliations of the non-GAAP financial measures:

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Three Month Periods Ended June
(In Thousands, except per share data)

	Three Months Ended June
	FY2018 Reported	Adjustments (1)	FY2018 Adjusted	FY2017 Reported	Adjustments	FY2017 Adjusted
Gross Profit
Engines	$69,217	$822	$70,039	$70,663	$—	$70,663
Products	39,363	1,281	40,644	30,066	—	30,066
Inter-Segment Eliminations	97	—	97	401	—	401
Total	$108,677	$2,103	$110,780	$101,130	$—	$101,130
Engineering, Selling, General and Administrative Expenses
Engines	$96,861	$45,515	$51,346	$45,885	$—	$45,885
Products	32,794	1,573	31,221	28,279	—	28,279
Total	$129,655	$47,088	$82,567	$74,164	$—	$74,164

Equity in Earnings of Unconsolidated Affiliates
Engines	$1,732	$334	$2,066	$2,171	$—	$2,171
Products	1,087	—	1,087	1,566	—	1,566
Total	$2,819	$334	$3,153	$3,737	$—	$3,737

Segment Income (Loss)
Engines	$(25,912)	$46,671	$20,759	$26,949	$—	$26,949
Products	7,656	2,855	10,511	3,353	—	3,353
Inter-Segment Eliminations	97	—	97	401	—	401
Total	$(18,159)	$49,526	$31,367	$30,703	$—	$30,703

Interest Expense	$(6,153)	$211	$(5,942)	$(5,135)		$(5,135)

Income (Loss) before Income Taxes	(23,567)	49,737	26,170	26,495	—	26,495
Provision (Benefit) for Income Taxes	(11,742)	17,779	6,037	6,768	—	6,768
Net Income (Loss)	$(11,825)	$31,957	$20,132	$19,727	$—	$19,727

Earnings (Loss) Per Share
Basic	$(0.29)	$0.76	$0.47	$0.46	$—	$0.46
Diluted	(0.29)	0.76	0.47	0.46	—	0.46
(1) For the fourth quarter of fiscal 2018, business optimization expenses include $1.0 million ($0.6 million after tax) of non-cash charges related primarily to plant & equipment impairment and accelerated depreciation, and $7.3 million ($4.6 million after tax) of cash charges related primarily to employee termination benefits, lease terminations, professional services and plant rearrangement activities. ESG&A includes $41.2 million ($29.6 million after tax) of non-cash charges related to the pension settlement. Tax expense also includes a $3.1 million benefit associated with the Tax Cuts and Jobs Act of 2017 comprised of $3.9 million to revalue deferred tax assets and liabilities offset by a $0.8 million charge to record the impact of the inclusion of foreign earnings. The company recognized in interest expense $0.2 million ($0.2 million after tax) for premiums paid to repurchase senior notes after receiving unsolicited offers from bondholders.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES
Adjusted Segment Information for the Twelve Month Periods Ended June
(In Thousands, except per share data)

	Twelve Months Ended June
	FY2018 Reported	Adjustments(1)	FY2018 Adjusted	FY2017 Reported	Adjustments	FY2017 Adjusted
Gross Profit
Engines	$252,645	$2,854	$255,499	$262,036	$—	$262,036
Products	144,933	3,775	148,708	121,141	—	121,141
Inter-Segment Eliminations	504	—	504	652	—	652
Total	$398,082	$6,628	$404,710	$383,829	$—	$383,829
Engineering, Selling, General and Administrative Expenses
Engines	$247,201	$48,096	$199,105	$184,496	$—	$184,496
Products	126,944	4,339	122,605	113,042	—	113,042
Total	$374,145	$52,435	$321,711	$297,538	$—	$297,538

Equity in Earnings of Unconsolidated Affiliates
Engines	$5,234	$2,964	$8,198	$6,625	$—	$6,625
Products	4,023	—	4,023	4,431	—	4,431
Total	$9,257	$2,964	$12,221	$11,056	$—	$11,056

Segment Income
Engines	$10,678	$53,913	$64,591	$84,165	$—	$84,165
Products	22,012	8,113	30,125	12,530	—	12,530
Inter-Segment Eliminations	504	—	504	652	—	652
Total	$33,194	$62,026	$95,220	$97,347	$—	$97,347

Interest Expense	$(25,320)	$2,228	$(23,092)	$(20,293)		$(20,293)

Income before Income Taxes	11,101	64,254	75,355	79,661	—	79,661
Provision for Income Taxes	22,421	(2,836)	19,585	23,011	—	23,011
Net Income (Loss)	$(11,320)	$67,090	$55,770	$56,650	$—	$56,650

Earnings (Loss) Per Share
Basic	$(0.28)	$1.57	$1.29	$1.31	$—	$1.31
Diluted	(0.28)	1.57	1.29	1.31	—	1.31
(1) For the twelve months of fiscal 2018, business optimization expenses include $4.8 million ($3.4 million after tax) of non-cash charges related primarily to plant & equipment impairment and accelerated depreciation, and $16.1 million ($11.4 million after tax) of cash charges related primarily to employee termination benefits, lease terminations, professional services and plant rearrangement activities. ESG&A includes $41.2 million ($29.6 million after tax) of non-cash charges related to the pension settlement. Tax expense also includes a $21.1 million charge associated with the Tax Cuts and Jobs Act of 2017 comprised of $13.8 million to revalue deferred tax assets and liabilities and $7.3 million to record the impact of the inclusion of foreign earnings. The company recognized in interest expense $2.2 million ($1.6 million after tax) for premiums paid to repurchase senior notes after receiving unsolicited offers from bondholders.